Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED
NON-OPERATED EAGLE FORD CARRY AGREEMENT

DENVER, CO December 5, 2011 - SM Energy Company (NYSE: SM) today announces the closing of the previously announced Acquisition and Development Agreement (the “ADA”) related to SM Energy's conveyance to Mitsui E&P Texas L.P. (“Mitsui”), a wholly owned subsidiary of Mitsui & Co., Ltd., of a 12.5% working interest in its non-operated Eagle Ford shale acreage position. SM Energy will retain a working interest of approximately 14.5% in these properties. The ADA provides that SM Energy will be carried for 90% of certain drilling and completion costs, until Mitsui has expended $680 million for the Company's benefit. The Company expects the carry amount will be expended in approximately four years. Additionally, Mitsui reimbursed SM Energy a total of approximately $101 million at closing. Of this amount, approximately $73 million represents reimbursement for capital and operating expense outlays, net of revenues, for the period between the effective date of March 1, 2011, and the closing date. This reimbursement amount will be applied to the remaining 10% of SM Energy's non‑operated Eagle Ford shale drilling and completion costs, effectively carrying the Company 100% until this reimbursement amount is exhausted. The remainder of the reimbursement amount represents 50% of SM Energy's investment in related mid-stream assets, in which Mitsui has also acquired a 12.5% interest. The carry amount and the reimbursement amounts are subject to post-closing adjustments, which the Company expects to be completed within 180 days of closing.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.